Exhibit 11.  Earnings Per Share

     The calculation of earnings per share ("EPS") is presented below. Earnings per share are calculated by dividing the Corporation's net income by the weighted average shares outstanding during the period. Weighted average shares outstanding do not include any shares held by the Company's Employee Stock Ownership Plan ("ESOP") which have not been allocated to the ESOP's participants.

     For the year ended December 31, 1998 this calculation is as follows:

Net income for 1998                                  $2,161,000
                                                      ---------
                                                      ---------
Weighted average shares outstanding during 1998       2,488,942
Less average unallocated ESOP shares during 1998         59,354
                                                      ---------
Average shares outstanding for EPS calculations       2,429,588
                                                      ---------
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Earnings per share  ($2,161,000 / 2,429,588)              $0.89
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     The calculation of diluted earnings per share involves the re-calculation of weighted average outstanding shares by assuming that all unexercised stock options are exercised at the exercise price ( in this case, $10.00 per share). These shares therefore increase the weighted average outstanding shares. It is then assumed that the proceeds from this exercise, including the value of the tax benefit derived by the Corporation due to the exercise (the Corporation receives a tax benefit which corresponds to the taxability of any options exercised by directors of the Corporation), are used to repurchase shares at the average market price during the year. These repurchases act to reduce the weighted average outstanding shares for EPS calculation purposes.

     The net income for the year is then divided by the "diluted" weighted average shares outstanding to arrive at diluted earnings per share.

     The calculation of diluted earning per share for 1998 is presented below:

Weighted average outstanding shares during 1998       2,429,588
Average options shares issued                            98,315
Less Shares repurchased with option proceeds and
tax benefit.                                             40,119
                                                       --------
Weighted avg. shares for diluted earnings per
share                                                 2,487,784
                                                      ---------
                                                      ---------
Earnings per share  ($2,161,000 / 2,487,784)              $0.87
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